EXHIBIT 99




            SHAWMUT                                 777 Main Street
            NATIONAL                                Hartford, Connecticut 06115
            CORPORATION                             One Federal Street
                                                    Boston, Massachusetts 02211

            Contact:            FOR IMMEDIATE RELEASE    Investor Contact:
                Media Contacts:

              Brent S. Di Giorgio, Shawmut               Thomas R. Rice
              (203) 986-7632                             (203) 986-4872
              Laurie Norris, Northeast
               (203) 280-1043

            SHAWMUT NATIONAL CORPORATION TO ACQUIRE NORTHEAST FEDERAL
                             CORP. FOR $172.1 MILLION


            HARTFORD, Conn. and BOSTON, Mass., June 13, 1994 -- Shawmut National Corporation (NYSE:SNC) today announced a definitive agreement to purchase the $3.6 billion-asset Northeast Federal Corp. (NYSE: NSB), parent of Northeast Savings F.A. , for $172.1 million, or $10.875 per fully diluted share.

            Today's acquisition announcement is separate from the cash transaction announced February 10, 1994 in which Shawmut agreed to purchase 10 Northeast branches located in Massachusetts and Rhode Island. That earlier 10-branch transaction closed on Saturday, June 11.

            As a result of the transaction announced today, Shawmut will acquire 17 offices in New York, eight offices in Massachusetts, and eight offices in Connecticut.

            This latest transaction is structured as a tax-free merger, with Northeast Federal shareholders to receive .456 shares of Shawmut National stock for each Northeast Federal share. The exchange ratio of Shawmut shares will be adjusted to preserve a value of $10.875

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            Shawmut  National to Acquire
            Northeast Federal Corporation
            For $172.1 Million
            Page Two

            per Northeast Federal share, up to a maximum exchange ratio of .507 and a minimum exchange ratio of .415 to reflect the average closing price of Shawmut stock for the 15 trading days ending on the trading day immediately prior to the day on which the last regulatory approval has been obtained and all statutory waiting periods have expired. The transaction is expected to be accounted for using purchase accounting.

            Shawmut expects to close this latest transaction in the fourth quarter of this year.

            "The acquisition of Northeast Federal gives Shawmut its first branches outside of New England," said Joel B. Alvord, chairman and chief executive officer of Shawmut National Corporation. "By establishing an attractive presence in New York, where more than half of these branches are located, this acquisition advances Shawmut's strategy of diversifying our business profile beyond New England. In the greater Albany market, Shawmut will have the number one or two market share in five of the eight towns served by Northeast. The acquisition is expected to be accretive to Shawmut's 1995 earnings, making the deal attractive to both Shawmut and Northeast shareholders."

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            Shawmut National to Acquire
            Northeast Federal Corporation
            For $172.1 Million
            Page Three

            "We are pleased to join forces with a premier New England financial institution," said Kirk W. Walters, chairman, president, and chief executive officer of Northeast Federal Corp. "Our board of directors believes this transaction provides an excellent return to our stockholders. Our customers will benefit from the added convenience of Shawmut's substantial retail network and broad product line."

            The transaction does not include four California branches Northeast agreed to sell to Home Savings of America in Irwindale, California. Nor does the transaction include the sale of a single Cape Cod branch Northeast agreed to sell to Sandwich Cooperative several months ago.

            The agreement is subject to the approval of Northeast shareholders and to the approval of regulatory agencies.

            With assets of $30 billion, Shawmut National Corporation is a superregional bank holding company with a franchise of over 300 branches and nearly 500 ATMs in four New England states: Connecticut, Massachusetts, New Hampshire, and Rhode Island. It is a leading provider of financial services to consumers and small- to medium-sized businesses. It also


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            Shawmut National to Acquire
            Northeast Federal Corporation
            For $172.1 Million
            Page Four

            provides financial services to corporate customers, correspondent banks, and government units throughout New England and in select national markets.

            Northeast Federal Corp., with approximately $3.6 billion in assets, $2.5 billion in deposits, and $1.0 billion in loans, is one of the largest thrifts in New England.






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